Exhibit 8.3

August 7, 2024

Teekay Tankers Ltd.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM08

Bermuda

Re: Teekay Tankers Ltd. Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as counsel to Teekay Tankers Ltd., a Republic of the Marshall Islands corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-4 dated August 7, 2024 (the “Registration Statement”) regarding the Company’s proposal to change its jurisdiction of incorporation from the Republic of the Marshall Islands to Bermuda.

You have requested our opinion regarding certain United States federal income tax considerations that may be relevant to U.S. Holders (as such term is defined in the Registration Statement). In rendering our opinion, we have examined and relied upon the truth, accuracy, and completeness of the facts, statements and representations contained in (i) the Registration Statement, (ii) the Company’s 2023 Annual Report on Form 20-F, which is incorporated by reference into the Registration Statement, (iii) the certificate of the Company (the “Tax Certificate”), and (iv) such other documents, certificates, records, statements and representations made by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken an independent investigation of any factual matter set forth in any of the foregoing.

In addition, we have assumed, with your permission, that the statements and representations concerning the Company and its operations contained in the Registration Statement and the Company’s 2023 Annual Report on Form 20-F, and the statements and representations contained in the Tax Certificate, in each case, are true, correct and complete and will remain true, correct and complete at all relevant times.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we hereby confirm, as of the date hereof, our opinions set forth in the Registration Statement under the heading “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation.”

This opinion addresses only the matters of United States federal income taxation specifically described under the heading “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation” in the Registration Statement. This opinion does not address any other United States federal tax consequences or any state, local or foreign tax consequences that may be relevant to prospective common stockholders.

We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Questions and Answers About the Special Meeting and Related Matters,” “Summary,” “The Redomiciliation,” “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation,” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Perkins Coie LLP

Perkins Coie LLP